Exhibit 99.1

Edward Jones Announces Results for Full-Year 2022

The Jones Financial Companies, L.L.L.P. (the "Partnership"), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P. (collectively, "Edward Jones"), is pleased to announce its full-year 2022 results.

The Partnership's purpose is to partner for positive impact to improve the lives of its clients and colleagues and together, better its communities and society. The Partnership aspires to provide more comprehensive goals-based advice to clients to plan for their futures by understanding what is most important to them and why, and connecting advice to those goals.

Edward Jones celebrated its Centennial year in 2022, serving more than 8 million clients in the U.S. and Canada. Even with increased market volatility, economic uncertainty and the rising interest rate environment, the Partnership ended 2022 with record net new assets of $102 billion. This is a 10% increase compared to 2021, reflecting growth in asset inflows and higher average asset sizes for new households, although net new households decreased 17% with fewer households added. The Partnership ended the year with $1.6 trillion of client assets under care, a 10% decrease from 2021, reflecting declines in market levels.

To support long-term growth objectives and deliver enhanced value and impact for millions of current and potential clients, as well as the Partnership's colleagues and communities, Edward Jones has and is continuing to make significant investments in financial advisors and other human capital, technology infrastructure, digital initiatives, virtual enablement tools, strategic relationships and test and learn pilot programs.

The Partnership is focused on:

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growing the number of financial advisors and preparing branch teams to deliver enhanced experiences for clients, including investing in colleague training and acumen building;
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delivering more value to clients and branch teams with enhanced tools and modernized technology; and
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supporting clients to help them stay focused and on track toward their goals during turbulent markets

The Partnership has continued its strategy to grow and promote branch team success during 2022, ending the year with 18,796 financial advisors in two thirds of U.S. counties and all Canadian provinces. The Partnership has begun offering options for greater flexibility, autonomy and choice to its financial advisors through options including co-locating branches with one or more financial advisors in shared office space while maintaining individual client relationships, an expanded variety of branch support roles, and a pilot of multi-financial advisor team models. This is part of our larger focus to strengthen our colleague experience and capabilities while we grow and retain talent needed to deliver on the work of the Partnership.

Net revenue in 2022 was $12.3 billion, a slight decrease compared to 2021. This reflects a decrease in trade revenue due to lower overall margin earned and client dollars invested in mutual funds, offset by the net increase in the Partnership's fee and other revenue, which were primarily impacted by rising interest rates.

Operating expenses increased 2% to $10.9 billion in 2022 compared to 2021, primarily due to increases in home office and branch compensation and communications and data processing expense as a result of the Partnership's corresponding intentional investments referenced above.

Income before allocations to partners decreased 13% to $1.4 billion in 2022 compared to 2021. Income before allocations to partners margin was 11.3%, reflecting a strategic balance between investing in the future and current financial results.

Exhibit 99.1

Financial Highlights
(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2022	2021	Change	% Change

Financial Advisors (at year end)	18,796	18,823	(27)	—
Client Assets Under Care (at year end) (billions)	$1,639	$1,822	$(183)	-10%
Net New Assets for the Year (billions)	102	93	9	10%
Net New Households (actual)	236,086	283,267	(47,181)	-17%
Income Before Allocations to Partners Margin	11.3%	13.0%	-1.7%	-13%

	For the years ended December 31,
	2022	2021	$ Change	% Change
Revenue:
Fee Revenue	$10,500	$10,424	76	1%
Trade Revenue	1,484	1,719	(235)	-14%
Interest, Dividends and Other Revenue	427	230	197	86%
Total Revenue	12,411	12,373	38	—
Interest Expense	142	94	48	51%
Total Net Revenue	12,269	12,279	(10)	—

Total Operating Expenses	10,865	10,674	191	2%

Net Income Before Allocations to Partners	$1,404	$1,605	$(201)	-13%